Exhibit 3.9

(Translation)

DEED OF AMENDMENT TO THE ARTICLES OF ASSOCIATION

MAGNACHIP SEMICONDUCTOR B.V.

On this the twenty-third day of December two thousand four, appeared before me, Wijnand Hendrik Bossenbroek, civil law notary in Amsterdam:

Martijn Jan Olivier Moerdijk, employed at my office at 1077 XV Amsterdam, Strawinskylaan 1999, born in Helmond on the third day of June nineteen hundred and seventy. The person appearing declared that general meeting of shareholders of MagnaChip Semiconductor B.V., a private company with limited liability (“besloten vennootschap met beperkte aansprakelijkheid”), having its corporate seat in Amsterdam (address: 1043 BW Amsterdam, Naritaweg 165, trade register number: 18026999), hereinafter referred to as the “company”, pursuant to article 13 paragraph 5 of the articles of association of the company, by written resolution dated the tenth day of December two thousand and four has resolved to amend the articles of association of the company in their entirety, a copy of which resolution shall be attached to this deed. The articles of association of the company were last amended on the twentieth day of August two thousand and four before the undersigned civil law notary.

Further to the abovementioned written resolution the person appearing stated that the articles of association of the company are amended in their entirety as follows:

ARTICLES OF ASSOCIATION (“STATUTEN”)

NAME AND SEAT

Article 1.

1.	The name of the company is MagnaChip Semiconductor B.V.

2.	It has its corporate seat in Amsterdam.

OBJECTS

Article 2.

The objects of the company are:

a.	to participate in, to manage, to administrate and to finance or to have any other interest in, or to conduct the management of, other companies or enterprises;

b.	investing and administrating funds, goods and claims;

c.	acquiring, selling, administrating and exploiting real estate;

d.	exploiting and trading patents, trademark rights, licenses, know-how and other rights to intellectual property;

e.	to furnish guarantees, provide security, warrant performance or in any other way assume liability, whether jointly and severally or otherwise, for or in respect of obligations of group companies;

f.	to do anything which is, in the widest sense of the word, connected with or may be conducive to the attainment of these objects.

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CAPITAL AND SHARES

Article 3.

1.	The authorised share capital of the company is ninety-one thousand euros (EUR 91,000), divided into ninety-one thousand (91,000) ordinary shares, each having a nominal value of one euro (EUR 1).

2.	The company shall not co-operate in the issuance of depositary receipts for its shares.

3.	The shareholder shall have the voting rights attached to shares on which a right of usufruct or a right of pledge has been vested.

4.	In deviation from the previous paragraph, the usufructuary and the pledgee shall hold the voting rights if this was provided for when the limited right was vested and such provision has been approved by the general meeting of shareholders, hereinafter referred to as: the “general meeting”.

5.	Shareholders not entitled to vote and usufructuraries and pledgees entitled to vote shall have the rights which have been granted by law to the holders of depositary receipts for shares which have been issued with the cooperation of a company.

REGISTER OF SHAREHOLDERS

Article 4.

1.	The shares shall be registered shares and they shall be numbered consecutively, starting from 1.

No share certificates shall be issued.

2.	The management board shall keep a register at the company’s offices setting out the names and addresses of all shareholders, usufructaries and pledgees, the dates on which the shares were acquired, the number of shares, the dates of acknowledgement or service, the amount paid up in respect of each share and, to the extent applicable, the other particulars referred to in paragraphs 2 and 4 of articles 2:197 and 2:198 of the Civil Code.

Every shareholder, usufructuary and pledgee must inform the management board in writing of his address.

3.	Every registration and entry in the register shall be signed by or on behalf the management board; the register shall be regularly updated.

ISSUE

Article 5.

1.	The issue of new shares shall take place pursuant to a resolution of, and subject to the conditions determined by, the meeting of shareholders.

2.	The issue of a share shall require a deed to that effect executed before a civil law notary practising in the Netherlands and to which the persons involved shall be parties.

3.	Neither the company nor any of its subsidiaries may provide security, guarantee the price, provide any other guarantee, or assume liability, jointly and severally or otherwise, with or for others, with a view to the subscription or acquisition by others of shares in the company or depositary receipts therefor.

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The company may provide loans with a view to the subscription for or acquisition of shares in its capital, or of depositary receipts therefor, only to the extent of such part of the company’s shareholders’ equity as exceeds the sum of the paid and called-up part of the share capital and the reserves which must be maintained by law.

The company shall maintain a non-distributable reserve for the outstanding amount of the loans referred to in the preceding sentence.

ACQUISITION AND DISPOSAL OF OWN SHARES

Article 6.

1.	The company may not subscribe for its own shares.

2.	The company shall have the right to acquire fully paid-up shares in its own share capital for consideration, with due observance of the statutory provisions. The rights attached to shares held by the company itself may not be exercised by the company.

3.	Acquisition and disposal by the company of its own shares shall take place pursuant to a resolution of, and subject to the conditions to be set by, the general meeting.

4.	The share transfer restrictions contained in these articles of association shall apply to the disposal by the company of its own shares.

TRANSFER OF SHARES AND LIMITED RIGHTS (“BEPERKTE RECHTEN”) IN RESPECT OF SHARES

Article 7.

The transfer of a share or of a limited right in respect of a share shall require a deed to that effect executed before a civil law notary in the Netherlands and to which the persons involved shall be parties.

RESTRICTIONS ON TRANSFER OF SHARES

Article 8.

1.	The transfer of shares is only possible, without exception, after the approval of the general meeting has been obtained.

2.	The transfer must be effected within three months after the approval has been granted or is deemed to have been granted.

3.	The approval shall be deemed to have been granted:

a.	if a decision is not taken within one month of a request to that effect; or

b.	if the resolution in which the approval is refused does not contain the name(s) of one or more prospective purchasers who is/are prepared to purchase, for cash, all the shares to which the request for approval related.

4.

If the shareholder requesting approval (the “offeror”) accepts the prospective purchaser(s) referred to in paragraph 3(b) above and the parties are unable to agree on the price to be paid for the share(s), the price shall be determined by

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one or more independent experts to be appointed by the offeror and the prospective purchasers by mutual agreement. If they fail to reach agreement on the appointment within two months of the point in time referred to in the preceding sentence, either party may petition the president of the district court under whose jurisdiction the company falls to appoint three independent experts.

5.	The prospective purchasers shall be entitled to withdraw at any time provided they do so within fourteen days after they have been notified of the price as determined in accordance with the preceding paragraph. If, as a result hereof, not all the shares are purchased:

a.	because all the prospective purchasers have withdrawn; or

b.	because the other prospective purchasers have not, within six weeks after the notification referred to above, declared their willingness to acquire the shares which have become available, with due observance of the criteria for allocating such shares laid down by the general meeting, the offeror may freely transfer all the shares to which the request for approval related, provided that the transfer is effected within three months after this has been established.

6.	The offeror shall be entitled to withdraw at any time, provided he does so within one month of being definitively informed of the identity of the prospective purchasers to whom he can sell all the shares to which the request related and the selling price.

7.	The company may only be a prospective purchaser under the provisions of this article with the consent of the offeror.

MANAGEMENT

Article 9.

1.	The company shall have a management board consisting of one or more persons. Both natural persons and legal entities may be managing directors.

2.	The general meeting shall determine the number of managing directors.

3.	The general meeting shall appoint the managing directors and may at any time suspend or remove any managing director.

4.	The general meeting shall determine the remuneration and other terms of employment of each managing director.

DUTIES AND POWERS

Article 10.

1.	The management board is charged with the management of the company, subject to the restrictions contained in these articles of association.

2.	Where there are two or more managing directors in office, they shall decide upon their respective duties by mutual agreement, unless the general meeting has drawn up rules for this purpose. Where there are two or more managing directors in office, they shall pass resolutions by an absolute majority of the votes. In the event of a tie, the general meeting shall decide.

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3.	The contemporaneous linking together by telephone conference or audio-visual communication facilities of all the managing directors, wherever in the world they are, shall be deemed to constitute a meeting of the management board for the duration of the connection, unless a managing director objects thereto. Minutes of the matters dealt with at a meeting of the management board shall be sufficient evidence thereof and of the observance of all necessary formalities, provided such minutes are certified by the chairman of the management board or, where the management board has not appointed such chairman, by a managing director.

4.	Resolutions of the management board may, instead of a meeting, be passed in writing - including by telegram, facsimile or telex transmission, or in the form of a message transmitted by any accepted means of communication and received or capable of being produced in writing - provided that all members of the management board are familiar with the resolution to be passed and none of them objects to this decision-making process.

5.	The management board shall require the approval of the general meeting for such resolutions of the management board as the general meeting shall have specified in a resolution to that effect and notified to the management board.

6.	Where one or more managing directors are absent or prevented from acting, the remaining managing director(s) shall be charged with the entire management of the company. Where all managing directors or the only managing director are/is absent or prevented from acting, the management shall be conducted temporarily by one or more persons who must have been appointed for that purpose by the general meeting.

REPRESENTATION

Article 11.

1.	The management board, as well as each managing director individually, is entitled to represent the company.

2.	Where a managing director has an interest which conflicts directly or indirectly with the company’s interests, the management board as well as each managing director may nevertheless represent the company, provided that due regard is had to the provisions of these articles of association.

GENERAL MEETINGS

Article 12.

1.	Not less than one general meeting shall be held each year, within six months of the close of the financial year; the purpose of the meeting shall, among other things, be to discuss the annual report, to adopt the annual accounts and to release the management board.

2.

General meetings shall be held in the place at which the company has its corporate seat. In the event that the meeting is held elsewhere, legally valid resolutions may nevertheless be passed if the entire issued share capital is represented. Shareholders, as well as usufructuaries and pledgees with voting

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rights, shall be given notice of a meeting by or on behalf of the management board by registered letters to be sent not less than fourteen days in advance, not including the day of the notice and the day of the meeting.

3.	The notice convening a meeting shall contain the agenda of the meeting.

4.	Where the rules laid down by law or by these articles of association in relation to the convening of meetings, drawing up of agendas and availability for inspection of the list of matters to be discussed have not been complied with, legally valid resolutions may nevertheless be passed by a unanimous vote at a meeting at which the entire issued share capital is represented.

Article 13.

1.	The general meeting shall be chaired by the chairman of the management board or, where the management board has not appointed such chairman, by the managing director present at the meeting who has held that office longest. Where none of the managing directors is present at the meeting, the meeting shall appoint its own chairman.

2.	Each share shall give the right to cast one vote at general meetings.

3.	All resolutions shall be passed by an absolute majority of the valid votes cast.

4.	No votes may be cast at the general meeting in respect of shares belonging to the company or a subsidiary. They shall not be taken into account in the calculation of a majority or quorum.

5.	The management board shall keep a record of the resolutions passed. The record shall be available at the offices of the company for inspection by the shareholders, as well as usufructuaries and pledgees with voting rights. A copy of or extract from this record shall be furnished to every shareholder and every usufructuary or pledge with voting rights on request at no more than the cost price.

RESOLUTIONS OUTSIDE MEETING

Article 14

Unless the company has usufructuaries or pledgees with voting rights, shareholders’ resolutions may, instead of at a general meeting, be passed in writing - including by telegram, facsimile or telex transmission, or in the form of a message transmitted by any accepted means of communication and received or capable of being produced in writing - provided that all shareholders with the right to vote have voted in favour.

FINANCIAL YEAR, ANNUAL ACCOUNTS AND APPROPRIATION OF PROFITS

Article 15.

1.	The financial year of the company shall coincide with the calendar year.

2.

The management board shall close the company’s books as at the last day of each financial year and shall within five months - unless this period is extended by the general meeting due to special circumstances for a further period of no more than six months - draw up annual accounts, and it shall deposit the accounts at the company’s offices for inspection by the

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shareholders, as well as by the usufructuaries and pledgees with voting rights. Within the same period, the management board shall also submit its annual report. The annual accounts shall be signed by all managing directors; where one or more of their signatures is missing, the annual accounts shall refer to this and to the reasons for it.

3.	The company shall ensure that the annual accounts, the annual report and the information to be added pursuant to Article 2:392(1) Civil Code shall be available at its offices from the day on which the general meeting at which they are to be discussed is convened.

Shareholders, as well as usufructuaries and pledgees, are entitled to inspect such documents at the aforementioned location and obtain a copy at no cost.

4.	The provisions of Articles 2:391 up to and including 2:394 Civil Code shall not apply if Article 2:403 Civil Code applies to the company.

5.	The general meeting shall adopt the annual accounts.

6.	The company shall publish the documents and information referred to in this article if and to the extent and in the manner required by Articles 2:394 et seq. Civil Code.

Article 16.

1.	The distributable profits shall be at the disposal of the general meeting for distribution of dividend or in order to be added to the reserves or for such other purposes within the company’s objects as the meeting shall decide.

2.	The company may make distributions to shareholders and other persons entitled to distributable profits only to the extent that the shareholders’ equity exceeds the sum of the paid and called-up part of the share capital and the reserves which must be maintained by law. In calculating the appropriation of profits, the shares held by the company in its own share capital shall not be taken into account.

3.	Distribution of profits shall take place after the adoption of the annual accounts which show that the distribution is permitted.

4.	Subject to the provisions of the second paragraph, the general meeting may resolve to distribute one or more interim dividends and/or other interim distributions.

5.	Dividends shall be payable immediately after they have been declared, unless the general meeting provides otherwise.

6.	The claim for payment of dividends shall lapse on the expiry of a period of five years.

DISSOLUTION AND LIQUIDATION

Article 17.

1.	In the event of the company being dissolved, the liquidation shall be effected by the management board, unless the general meeting decides otherwise.

2.	The general meeting shall determine the remuneration of the liquidators and of those in charge of supervising the liquidation.

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3.	To the extent possible, these articles of association shall remain in effect during the liquidation.

4.	Any assets remaining after payment of all of the company’s debts shall first be applied to pay back the amounts paid up on the shares. Any remaining assets shall then be distributed among the shareholders in proportion to the aggregate nominal amount of their shares. No distribution upon liquidation may be made to the company in respect of shares held by it.

FINAL PROVISION

Finally, the person appearing declared:

•	that he has been appointed by the abovementioned written resolution to apply for the declaration of no objection as mentioned in article 2:235 of the Dutch Civil Code and after obtaining that declaration to lay down and confirm the amendment of the articles of association by notarial deed;

•	that the abovementioned declaration was issued as appears from a Ministerial Declaration, attached to this deed, under number B.V. 270.983, dated the twenty-first day of December two thousand and four.

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the deed in substance to the person appearing, he declared that he had taken note of the contents of the deed, was in agreement with the contents and did not wish them to be read out in full. Following a partial reading, the deed was signed by the person appearing and by me, civil law notary.

(Signed:) M.J.O. Moerdijk, W.H. Bossenbroek

ISSUED FOR TRUE COPY

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